 Exhibit 99.1

Yaborã Indústria Aeronáutica S.A., a wholly-owned subsidiary of Embraer S.A., Announces its Intention to Voluntarily Delist its 2022 Notes, 2025 Notes and 2027 Notes from the New York Stock Exchange and to Deregister with the U.S. Securities and Exchange Commission

SÃO PAULO, Brazil, March 19, 2020 – Yaborã Indústria Aeronáutica S.A. (the “Yaborã”), which is currently a wholly-owned subsidiary of Embraer S.A. (“Embraer”) (NYSE: ERJ), hereby announces its intention to delist the following series of notes (the “Notes”) and the related guarantees from the New York Stock Exchange (the “NYSE”):

(a)        the 5.150% Notes due 2022 issued by Yaborã and guaranteed by Embraer (CUSIP: 29082AAA5, ISIN: US29082AAA51, and NYSE Bond Symbol: ERJ/22);

(b)        the 5.050% Notes due 2025 issued by Embraer Netherlands Finance B.V. and guaranteed by Yaborã and Embraer (CUSIP: 29082HAA0, ISIN: US29082HAA05, and NYSE Bond Symbol: ERJ/25); and

(c)        the 5.400% Notes due 2027 issued by Embraer Netherlands Finance B.V. and guaranteed by Yaborã and Embraer (CUSIP: 29082HAB8, ISIN: US29082HAB87, and NYSE Bond Symbol: ERJ/27).

As previously disclosed, the guarantees provided by Embraer in respect of the Notes shall automatically terminate on the date that Embraer ceases to own 100% of the share capital of Yaborã.

On March 19, 2020, Yaborã provided written notice to the NYSE of its intent to delist the Notes from the NYSE and to deregister with the U.S. Securities and Exchange Commission (the “SEC”) and for Yaborã  to cease reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such action was approved by a shareholder’s resolution of Embraer, as the sole shareholder of Yaborã, dated March 6, 2020 and Yaborã has complied with any applicable Brazilian laws in connection with such actions.

Background to the Voluntarily Delisting of the Notes

Yaborã is currently wholly-owned by Embraer, which is an SEC reporting company. The purpose of delisting the Notes from the NYSE is to obtain efficiencies in the financial reporting and administrative costs of Yaborã, so that Yaborã shall not be required to remain an SEC reporting company and shall not be required to prepare and file annual reports on Form 20-F with the SEC.

As previously disclosed, the voluntary delisting of the Notes is being undertaken in connection with the joint venture between Embraer and The Boeing Company (“Boeing”) for a strategic partnership in connection with Embraer’s commercial aviation business (the “Joint Venture”). Yaborã is the company that will, upon consummation of the Joint Venture, hold the commercial aviation assets of Embraer and Boeing that are to be part of the Joint Venture. Upon consummation of the Joint Venture, Embraer will, directly or indirectly, hold 20% of the share capital of Yaborã and Boeing will, directly or indirectly, hold 80% of the share capital of Yaborã. The consummation of the Joint Venture remains subject to the approval of the European Union competition authority and the satisfaction of customary closing conditions. Until such conditions are satisfied, there can be no assurance as to the consummation of the Joint Venture or the timing thereof.

Prior to consummation of the Joint Venture, the Notes are guaranteed by Embraer. As a result of the amendments made to terms of the Notes pursuant to the consent solicitation recently completed by Yaborã (the “Consent Solicitation”), prior to consummation of the Joint Venture, the financial reporting obligations in respect of the Notes shall be satisfied by Embraer filing its annual financial statements with the SEC within the applicable due date for the filing of Form 20-F.

Upon consummation of the Joint Venture, Embraer will cease to guarantee the Notes. As a result of the amendments made to terms of the Notes pursuant to the Consent Solicitation, if, and for so long as (a) Yaborã is an SEC reporting company or (b) the relevant series of Notes is guaranteed by an SEC Reporting Parent Guarantor (as defined below), Yaborã shall be entitled to elect, by notice to The Bank of New York Mellon (the “Trustee”) and the holders of the relevant series of Notes, that Yaborã’s financial reporting obligations in respect of the relevant series of Notes shall be satisfied if Yaborã or the SEC Reporting Parent Guarantor, as the case may be, complies with its obligations under the Exchange Act to file annual and, if applicable, interim financial statements with the SEC by the applicable due dates for such filings in lieu of providing financial statements of Yaborã.

Unless one of the circumstances in (a) or (b) above applies, then Yaborã’s financial reporting obligation shall be to provide to the Trustee and the holders of the Notes with (or publish on its website or the website of its Parent Company (as defined below)) (i) annual audited consolidated financial statements within 120 days of the end of each fiscal year and (ii) unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters in each year, in each case prepared in accordance with applicable generally accepted accounting principles.

As used above, “SEC Reporting Parent Guarantor” means any person that (a) is an SEC reporting company, (b) directly or indirectly holds at least 66.6% of the total voting power of the voting stock of Yaborã (a “Parent Company”) and (c) has guaranteed to each holder of the Notes and to the Trustee the full and punctual payment of the principal, premium, interest, additional amounts and all other amounts that may become due and payable under the Notes and the full and punctual payment of all other amounts payable by the relevant issuer of the Notes under the relevant indenture as they become due.

Process for Voluntarily Delisting and Deregistering with the SEC

Yaborã intends to file a Form 25 with the United States Securities and Commission (the “SEC”) on March 30, 2020. Assuming that the Form 25 is filed on that day, the last day of trading of the Notes on the NYSE will be April 9, 2020. Since April 10, 2020 is not a NYSE trading day, trading in the Notes would be suspended prior to the open of market on April 13, 2020.

Once the Notes and the related guarantees have been delisted from the NYSE, Yaborã intends to file a Form 15 with the SEC to suspend its SEC reporting obligations under the Exchange Act. The filing of the Form 15 is subject to Yaborã satisfying the requirements to enable it to file such Form 15 at the time of filing. As of the that the Form 15 is filed with the SEC, Yaborã’s obligation to file certain reports under the Exchange Act, including Forms 20-F and 6-K, will be immediately suspended. Yaborã’s expects that the deregistration of the Notes will become effective 90 days after the date the Form 15 is filed with the SEC, subject to the right of review by the SEC.

No Other Listing of the Notes

Yaborã has not arranged for, and does not currently intend to arrange for, listing and/or registration of the Notes on another national securities exchange or for quotation on another quotation medium.

As a result of the amendments made to terms of the Notes pursuant to the Consent Solicitation, the terms of the Notes provide that if the relevant series of Notes is guaranteed by an SEC Reporting Parent Guarantor, then the obligations in relation to the listing of the relevant series of Notes shall be suspended. If the relevant series of Notes ceases to be guaranteed by an SEC Reporting Parent Guarantor (such date of such cessation, the “Listing Covenant Reversion Date”), and on the Listing Covenant Reversion Date the relevant series of Notes are not listed on any Recognized Stock Exchange (as defined below), then Yaborã (and, if applicable, the relevant issuer of the Notes) shall have a period of twelve months from the Listing Covenant Reversion Date to obtain a listing of the relevant series of Notes on any Recognized Stock Exchange, provided that Yaborã shall not be required to obtain such listing if, within such twelve-month period, the relevant series of Notes becomes guaranteed by an SEC Reporting Parent Guarantor.

A “Recognized Stock Exchange” means an organized regularly operating stock exchange or securities market in a country or territory that is or has been (a) a member of the Organization for Economic Co-operation and Development, (b) a member of the European Economic Area, (c) a Crown Dependency or (d) a British Overseas Territory.

Important Notices

Yaborã reserves the right, for any reason, to delay these filings, to withdraw them prior to effectiveness, and to otherwise change its plans in respect of delisting, deregistration and suspension of reporting obligations in any way.

This press release may contain forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of Yaborã, are forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Forward-looking statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause future events. All forward-looking statements included herein are based upon information available to Yaborã as of the date of this press release, which may change, and Yaborã undertakes no obligation to update or revise any forward-looking statements, except as may be required under applicable securities laws.